July 30, 1996


Mr. David Haedicke
7600 Hackamore Drive
Potomac, Maryland  20854

Dear David:

On behalf of Hadron, Inc. (the "Company"), I am pleased to offer you the position of Senior Vice President and Chief Financial
Officer of the Company working for George Fowler and me. We would like you to begin on August 1, 1996.

The annual salary accompanying this position is $80,000 per annum paid bi-weekly. The term of your employment is for one year, subject to renewal annually, at the Company's discretion, for two additional one-year terms; provided, however, the Company shall have the right to terminate your employment with no further obligation on the part of the Company if you are convicted of a felony or a crime of moral turpitude or if you are guilty of gross negligence or wilful misconduct. In the event that the Company terminates your employment or decides not to renew your employment agreement for any reason other than those specified above, you shall receive four months' severance pay, paid out over four months in full and complete satisfaction of any claim you may have by virtue of such termination of or election not to renew your agreement with the Company.

In the event your employment agreement is renewed, you shall be entitled to an increase in annual salary which is commensurate with the annual increase awarded to other executive officers of the Company as determined by the Board of Directors.

During the term of your employment, you shall be entitled to participate, on the same terms and conditions as other executive employees of the Company, in such major medical, dental, life insurance, 401(k), and other employee benefits which the Company now provides or in the future may provide to its executive employees generally. You shall be entitled to four weeks of paid vacation per year.

As part of the Company's Stock Option Plan, you will be provided with options to purchase an amount of shares of Hadron stock, on a par with the Chief Executive Officer and/or the President, and in accordance with the Plan. These options vest over three years, and the option price is determined as set forth in the Plan. In addition, you shall receive a car allowance in the
amount of $210 per month.   Furthermore, the Company will
reimburse you for all reasonable expenses incurred in the performance of your duties in accordance with the Company's standard policy.





Mr. David Haedicke
July 30, 1996
Page 2





George Fowler and I look forward to the opportunity to work with you here at Hadron. We believe you will find the position challenging and worthy of your talents.

Very truly yours,



/S/ C.W. Gilluly
___________________
C.W. Gilluly, Ed.D.           Accepted: /S/ David Haedicke
Chairman and                            David Haedicke
  Chief Executive Officer